Exhibit 99.1
                                          Colonial Properties Trust
                                    Non-Employee Trustee Share Plan


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                            COLONIAL PROPERTIES TRUST
                         NON-EMPLOYEE TRUSTEE SHARE PLAN


      The Board of Trustees of Colonial Properties Trust (the "Company") has adopted this Non-Employee Trustee Share Plan (the "Plan") to enable individuals who serve as trustees of the Company and who are not employees of the Company ("Non-Employee Trustees"), through the retention by the Company of fees to be paid to such Non-Employee Trustees for services as Trustees, to purchase of the Company's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"). The purpose of the Plan is to benefit the Company by increasing the Non-Employee Trustees' proprietary interest in the Company's growth and success and enabling the Company to continue to attract highly qualified persons to serve as Non-Employee Trustees. The provisions of the Plan are set forth below:


1.    COMMON SHARES SUBJECT TO THE PLAN.

      Subject to adjustment as provided in Section 20 below, an aggregate of 50,000 Common Shares will be made available for purchase by participants under the Plan. The shares issuable under the Plan may, in the discretion of the Board of Trustees of the Company (the "Board"), be either authorized but unissued shares or treasury shares.


2.    ADMINISTRATION.

      The Plan shall be administered by the Board. The Board's actions under the Plan shall be limited to taking all actions authorized by this Plan or otherwise reasonably necessary to effect the purposes hereof.


3.    INTERPRETATION.

      Subject to the express provisions of the Plan, the Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons.


4.    ELIGIBILITY TO PARTICIPATE.

      The only persons eligible to participate in the Plan shall be trustees of the Company who are not employees of the Company.


5.    PARTICIPATION IN THE PLAN.

      A Non-Employee Trustee may become a participant in the Plan by completing an election to participate in the Plan on an authorization form provided by the Company and submitting that form to the Chief Financial Officer of the Company. The form will authorize the Company to retain a whole percentage amount of not less than one percent (the "Stated Percentage") of the Non-Employee Trustee's eligible fees (as defined in Section 6 below) and authorize the purchase of Common Shares for the Non-Employee Trustee's account in accordance with the terms of the Plan. Enrollment will become effective upon the first day of the first Accumulation Period (as defined in Section 7 below) that commences after the Chief Financial Officer's receipt of the form.


6.    FEE RETENTION.

      From and after the effective date of a Non-Employee Trustee's enrollment in the Plan (as provided in Section 5 above), the Company shall withhold, on each Fee Payment Date (as defined below), an amount equal to the Stated Percentage of eligible fees payable to such Non-Employee Trustee on such date. For purposes of this Plan, "eligible fees" include all fees which the Non-Employee Trustee is entitled to receive from the Company for his or her service as a trustee, including annual trustee fees and per-meeting fees payable in connection with meetings of the Board or committees of the Board. All fee retentions will be credited to the Non-Employee Trustee's account under the Plan. A Non-Employee Trustee may not contribute amounts to purchase Common Shares under the Plan other than through retention of eligible fees. As used herein, the term "Fee Payment Date" means, for each Non-Employee Trustee, each date on which an eligible fee is payable to such Non-Employee Trustee. A Non-Employee Trustee may not during any Accumulation Period change his or her Stated Percentage of eligible fees to be retained for that Accumulation Period, nor may a Non-Employee Trustee withdraw any contributed funds other than by terminating participation in accordance with Section 14 below.

7.    ACCUMULATION PERIODS.

      The first Accumulation Period under the Plan shall commence on July 1, 1997 (or such other date as may be approved by the Board) and end on September 30, 1997 (the "Initial Accumulation Period"). Subsequent Accumulation Periods will be the three-month periods corresponding to the calendar quarters beginning on October 1, January 1, April 1, and July 1 of each year.


8.    PURCHASE AMOUNT.

      Non-Employee Trustees who elect to have the Company retain a Stated Percentage shall receive Common Shares having a fair market value equal to 125% of the amount of fees retained; provided, however, that in no event shall the resulting price per share of the Common Shares so purchased (the "Purchase Price") be less than the par value of the Common Shares. For purposes of the Plan, "fair market value" means the average of the closing prices per Common Share for the last five trading days of the Accumulation Period on which trades actually occurred, as reflected on the principal consolidated transaction reporting system for the national securities exchange or other market quotation system on which the Common Shares may be principally listed or quoted.


9.    TIMING OF PURCHASE.

      Unless a participating Non-Employee Trustee's participation in the Plan has been terminated as provided in Section 14 below, Common Shares will be purchased for such Non-Employee Trustee's account automatically on the last day of each Accumulation Period (except as provided in Section 14 below). Common Shares may not be purchased at any other time under the Plan. Effective upon the last day of each Accumulation Period, each participating Non-Employee Trustee's account will be credited with the number of whole Common Shares and any fractional share interest which the accumulated funds in such Non-Employee Trustee's account at that time will purchase at the Purchase Price.


10.   ISSUANCE OF STOCK CERTIFICATES; TRANSFER RESTRICTIONS

      Common Shares purchased under the Plan will be held in the custody of the Company or such other entity as the Board shall designate, as agent (the "Agent"). The Agent may hold the shares purchased under the Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate without identification as to individual participating Non-Employee Trustee. A participating Non-Employee Trustee may, at any time following his or her purchase of shares under the Plan, by written notice instruct the Agent to have all or part of such shares reissued in the participating Non-Employee Trustee's own name and have the stock certificate delivered to the Non-Employee Trustee, provided, however, that shares purchased for a Non-Employee Trustee's account many not be sold, pledged, hypothecated or otherwise transferred by such Non-Employee Trustee during the six months following the allocation of such shares to the Non-Employee Trustee's account. Any fractional interest withdrawn will be liquidated by the Agent on the basis of the then current market value of the Common Shares and a check issued promptly for the proceeds thereof. In no case will certificates representing a fractional interest be issued.


11.   WITHHOLDING OF TAXES.

      To the extent that a participating Non-Employee Trustee realizes ordinary income in connection with the Plan (including, without limitation, as a result of the accrual of fees or the purchase, issuance, sale or other transfer of Common Shares under the Plan) and the Company is required to withhold taxes with respect thereto, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the Non-Employee Trustee or from shares that would otherwise be credited or issued to the Non-Employee Trustee hereunder.


12.   ACCOUNT STATEMENTS.

      The Company will deliver, or cause the Agent to deliver, to each participating Non-Employee Trustee a statement for each Accumulation Period during which the Non-Employee Trustee purchases Common Shares under the Plan. Each statement will reflect the amount of fee retentions accumulated during the Accumulation Period, the number of shares, including any fractional share interest, purchased for the Non-Employee Trustee's account, the price per share of the shares purchased for the Non-Employee Trustee's account, and the number of shares, including any fractional share interest, held for the Non-Employee Trustee's account at the end of the Accumulation Period.


13.   PARTICIPATION ADJUSTMENT.

      If in any Accumulation Period the number of unsold shares that may be made available for purchase under the Plan pursuant to Section 1 above is insufficient to permit the crediting of shares to the accounts of all participating Non-Employee Trustees pursuant to Section 9 above, a participation adjustment will be made, and the number of shares purchasable by all participating Non-Employee Trustees will be reduced proportionately. Any funds then remaining in a participating Non-Employee Trustee's account after such exercise will be promptly refunded to the Non-Employee Trustee.


14.   TERMINATION OF PARTICIPATION.

      A participating Non-Employee Trustee will be refunded all monies in his or her account, and his or her participation of the Plan will be terminated, if:
(a) the Non-Employee Trustee elects to terminate participation in a writing delivered to the Chief Financial Officer of the Company; (b) the Non-Employee Trustee ceases to be a trustee of, or becomes an employee of, the Company; or
(c) the Board elects to terminate the Plan as provided in Section 19 below. As soon as practicable following the effective date of termination of a Non-Employee Trustee's participation in the Plan, the Company will deliver to the Non-Employee Trustee a check representing any uninvested contributions to which the Non-Employee Trustee is entitled. Once terminated, participation may not be reinstated for the then current Accumulation Period, but, if otherwise eligible, the Non-Employee Trustee may elect to participate in any subsequent Accumulation Period.

15.   ASSIGNMENT.

      No participating Non-Employee Trustee may assign his or her rights to purchase Common Shares under the Plan, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of Common Shares under the Plan may be made only to the participating Non-Employee Trustee (or, in the event of the Non-Employee Trustee's death, to the Non-Employee Trustee's estate). Once a share certificate has been issued to the Non-Employee Trustee or for his or her account, such certificate may be assigned the same as any other share certificate.


16.   APPLICATION OF FUNDS.

      All funds retained by the Company under the Plan may be used by the Company or any subsidiary of the Company for any proper purpose until applied to the purchase of Common Shares and/or refunded to participating Non-Employee Trustees. Participating Non-Employee Trustees' accounts will not be segregated. Interest will not be paid on funds held by the Company pursuant to the Plan.


17.   NO RIGHT TO CONTINUED MEMBERSHIP ON THE BOARD.

      Neither the Plan nor any right to purchase Common Shares under the Plan confers upon any Non-Employee Trustee any right to continued membership on the Board, nor will a Non-Employee Trustee's participation in the Plan create any obligation on the part of the Board to nominate any trustee for re-election by the Company's stockholders.


18.   AMENDMENT OF PLAN.

      The Board may, at any time, amend the Plan in any respect, subject to any shareholder approval requirements imposed by law or the applicable rules of a national securities exchange, and provided that no amendment may impair the vested rights of participating Non-Employee Trustees.


19.   EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN.

      The Plan shall be effective as of the date of adoption by the Board, which date is set forth below, subject to approval of the Plan by a majority of the votes cast on the matter at a duly held meeting of the shareholders of the Company at which more than 50% of the Common Shares outstanding are voted on the matter; provided, however, that upon approval of the Plan by the shareholders of the Company as set forth above, all rights to purchase shares granted under the Plan on or after the effective date shall be fully effective as if the shareholders of the Company had approved the Plan on the effective date. If the shareholders fail to approve the Plan on or before one year after the effective date, the Plan shall terminate, any rights to purchase shares granted hereunder shall be null and void and of no effect, and all contributed funds shall be refunded to participating Non-Employee Trustees. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating Non-Employee Trustees that have vested at the time of termination. In any event, the Plan shall, without further action of the Board, terminate at such time as all Common Shares that may be made available for purchase under the Plan pursuant to Section 1 above have been issued.

20.   EFFECT OF CHANGES IN CAPITALIZATION.


      (a)  Changes in Common Shares.

      If the number of outstanding Common Shares is increased or decreased or the Common Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the Plan, the number and kinds of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which rights are outstanding shall be similarly adjusted so that the proportionate interest of a participating Non-Employee Trustee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding rights shall not change the aggregate Purchase Price payable by a participating Non-Employee Trustee with respect to shares subject to such rights, but shall include a corresponding proportionate adjustment in the Purchase Price per share.


      (b)  Reorganization in Which the Company Is the Surviving
      Entity.

      Subject to Subsection (c) of this Section 20, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities, all outstanding rights under the Plan shall pertain to and apply to the securities to which a holder of the number of Common Shares subject to such rights would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per Common Share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such rights immediately prior to such reorganization, merger or consolidation.


      (c)  Reorganization in Which the Company Is Not the
           Surviving Entity or Sale of Assets or Shares.

      Upon any dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, or upon a sale of all or substantially all of the assets of the Company to another entity, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving entity) approved by the Board that results in any person or entity owning more than 50 percent of the combined voting power of all classes of stock of the Company, the Plan and all rights outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the rights theretofore granted, or for the substitution for such rights of new rights covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Accumulation Period during which such termination occurs shall be deemed to have ended on the date of such termination, and the accumulated fees of each participating Non-Employee Trustee shall be deemed to have been used to purchase Common Shares in accordance with Section 9 above immediately prior to the event that results in such termination. The Board shall send written notice of an event that will result in such a termination to all participating Non-Employee Trustees not later than the time at which the Company gives notice thereof to its stockholders.

      (d)  Adjustments.

      Adjustments under this Section 20 related to stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional Common Shares or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

      (e)  No Limitations on Company.

      The grant of a right pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

21.   GOVERNMENTAL REGULATION.

      The Company's obligation to issue, sell and deliver Common Shares pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance or sale of such shares.

22.   SHAREHOLDER RIGHTS.

      Any dividends paid on shares held for a participating Non-Employee Trustee's account will be transmitted to the Non-Employee Trustee. The Company will deliver to each participating Non-Employee Trustee who purchases Common Shares under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its stockholders. Any Common Shares held for a Non-Employee Trustee's account will be voted in accordance with the Non-Employee Trustee's duly delivered and signed proxy instructions. There will be no charge to participating Non-Employee Trustees in connection with such notices, proxies and other materials.

23.   PAYMENT OF PLAN EXPENSES.

      The Company will bear all costs of administering and carrying out the Plan.

                            *    *    *

      This Plan was duly adopted and approved by the Board of Trustees of the Company by resolution at a meeting held on the 23rd of January, 1997.


                                               /s/ Douglas B. Nunnelley
                                               Douglas B. Nunnelley
                                               Assistant Secretary